Exhibit No. 16.1
The X-Change Corporation
File No. 002-41703
Form 10 -K
Report date: April 25, 2013

Letterhead of S. W. Hatfield, CPA

April 25, 2013

U. S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Gentlemen:

On April 25, 2013, this Firm received the final draft copy of the Annual Report on Form 10-K to be filed by The X-Change Corporation (SEC File #002-41703, CIK #54424) (Company) reporting an Item 9 - Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

We have no disagreements with the statements made in the draft Form 10-K,  Item 9 disclosures which we read.

Yours truly,

/s/ S. W. Hatfield, CPA

S. W. Hatfield, CPA
Dallas, Texas